EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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GrowCo Partners 2 Completes Land Purchase

Issues 50% Ownership to Two Rivers

DENVER, Colorado –August 4, 2016– GrowCo, Inc. (“GrowCo”) announced today that GrowCo Partners 2, LLC (“GCP 2”) completed the purchase of approximately 40 acres of land at 39335 Harbour Road, Avondale Colorado, the development site for GrowCo’s second greenhouse and an extraction facility.  GCP 2 expects to complete its second greenhouse facility before the end of 2016.

In conjunction with completing the land purchase, GCP 2 issued Two Rivers Water and Farming Company (“Two Rivers” OTCQB:  TURV) 5,100,000 common membership interests in GCP 2 representing 50% of the economic interest in GCP 2.  GrowCo agreed, as part of the founding and development of GrowCo, to issue Two Rivers a 50% economic interest in each greenhouse facility until GrowCo becomes a public entity.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers or GrowCowill be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

GrowCo/Two Rivers Water & Farming Company
(303) 222-1000
mailto: info@trgrowco.com